EXHIBIT 1.6

This document is important and requires your immediate attention. It should be read in conjunction with the Offer to Purchase and Circular dated August 25, 2006 of Twin Star International Limited, as amended by the notices of extension dated October 2, 2006, November 1, 2006 and December 1, 2006. If you are in doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, lawyer or other professional advisor. The Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful. This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful.

NOTICE OF VARIATION AND EXTENSION
by
TWIN STAR INTERNATIONAL LIMITED
a wholly-owned subsidiary of
VEDANTA RESOURCES PLC
in respect of its
OFFER TO PURCHASE
all of the outstanding Common Shares of
STERLITE GOLD LTD.
not already owned by Twin Star International Limited and its affiliates on the basis of
$0.258 in cash for each Common Share

This is a notice of variation and extension (the ‘‘Notice’’) to the offer dated August 25, 2006 by Twin Star International Limited (the ‘‘Offeror’’), an indirect wholly-owned subsidiary of Vedanta Resources plc (‘‘Vedanta’’), for all of the issued and outstanding common shares (the ‘‘Common Shares’’) of Sterlite Gold Ltd. (‘‘Sterlite Gold’’) other than those already owned by the Offeror and its affiliates (the ‘‘Original Offer’’), as amended by the notices of extension dated October 2, 2006, November 1, 2006 and December 1, 2006 (together, the ‘‘Previous Notices of Extension’’). Except as otherwise set forth in this Notice, the terms and conditions previously set forth in the Offer to Purchase and Circular, as amended by the Previous Notices of Extension, continue to be applicable in all respects, and this Notice should be read in conjunction therewith. Unless the context requires otherwise, terms denoted by initial capital letters and not defined herein have the meanings set forth in the Offer to Purchase and Circular. All references to the ‘‘Offer’’ in this Notice shall be deemed to be, where appropriate, references to the Original Offer as amended by the Previous Notices of Extension and by this Notice.

THE TIME DURING WHICH THE OFFER MAY BE ACCEPTED HAS BEEN EXTENDED AND THE OFFER, AS VARIED, IS NOW OPEN FOR ACCEPTANCE UNTIL 5:00 P.M. (TORONTO TIME) ON APRIL 9, 2007 (THE ‘‘EXPIRY TIME’’), UNLESS ACCELERATED OR FURTHER EXTENDED.

Shareholders who have validly deposited and not validly withdrawn their Common Shares need take no further action to accept the Offer. As of 5:00 p.m. (Toronto time) on January 9, 2007, the Offeror had taken up 76,096,734 Common Shares validly deposited and not validly withdrawn under the Offer as of that time, which Common Shares, together with those already owned by the Offeror and its affiliates at the date of the Original Offer, represent approximately 83.7% of all Common Shares.

Shareholders who wish to accept the Offer must properly complete and execute the Letter of Transmittal (printed on blue paper) which accompanied the Offer to Purchase and Circular in accordance with the instructions set forth therein and deposit the completed Letter of Transmittal or a facsimile thereof, together with the certificates representing the Common Shares being deposited and all other documents required by the Letter of Transmittal, at one of the offices of CIBC Mellon Trust Company (the ‘‘Depositary’’) specified in the Letter of Transmittal prior to the Expiry Time. Alternatively, Shareholders may (1) accept the Offer in Canada by following the procedures for book-entry transfer of Common Shares established by CDS and described under Section 3 of the Offer to Purchase, ‘‘Manner of Acceptance — Acceptance by Book-Entry Transfer in Canada’’ or (2) accept the Offer where the certificate(s) representing the Common Shares are not immediately available, or if the certificate(s) and all other required documents cannot be delivered to the Depositary prior to the Expiry Time, by following the procedures for guaranteed delivery described under Section 3 of the Offer to Purchase, ‘‘Manner of Acceptance — Procedure for Guaranteed Delivery’’ using the Notice of Guaranteed Delivery (printed on green paper) which accompanied the Offer to Purchase and Circular or a facsimile thereof.
January 10, 2007

(continued on next page)

(continued from cover)

Questions and requests for assistance may be directed to the Depositary. Additional copies of the Offer to Purchase and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery, the Previous Notices of Extension and this Notice may be obtained without charge on request from the Depositary at its office shown on the last page of this Notice.

Shareholders whose Common Shares are registered in the name of an investment advisor, stock broker, bank, trust company or other nominee should contact such investment advisor, stock broker, bank, trust company or other nominee for assistance in depositing their Common Shares if they wish to accept the Offer.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror or its agents may, in the Offeror’s sole discretion, take such action as the Offeror may deem necessary to extend the Offer to Shareholders in any such jurisdiction. At present, the Offeror intends to extend the Offer to Shareholders in the United States, subject to and upon the completion of the review by the U.S. Securities and Exchange Commission (the ‘‘SEC’’) of the materials filed with the SEC by the Offeror in connection with the proposal to extend the Offer to Shareholders in the United States and the satisfaction of applicable U.S. regulatory requirements.

EXCHANGE RATE INFORMATION

All dollar references in the Offer to Purchase and Circular and this Notice, are in Canadian dollars, unless otherwise indicated. On January 9, 2007, the noon spot rate of exchange as reported by the Bank of Canada was Cdn. $1.00 = U.S. $0.8486.

FORWARD-LOOKING STATEMENTS

The Summary Term Sheet, Offer to Purchase and Circular, the Previous Notices of Extension and this Notice may contain ‘‘forward-looking statements’’. Forward-looking statements include, among others, statements relating to the acquisition of Sterlite Gold and the future performance of the Offeror, Vedanta and Sterlite Gold. Forward-looking statements are typically identified by words such as ‘‘believe’’, ‘‘expect’’, ‘‘anticipate’’, ‘‘intend’’, ‘‘seek’’, ‘‘estimate’’, ‘‘plan’’, ‘‘forecast’’, ‘‘project’’, ‘‘budget’’, ‘‘may’’, ‘‘should’’ and ‘‘could’’, and similar expressions. Forward-looking statements are neither promises nor guarantees, but are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Offeror, Vedanta or Sterlite Gold or developments in Vedanta’s or Sterlite Gold’s respective businesses or their industries, to differ materially from the anticipated results, performance, achievements or developments expressed or implied by such forward-looking statements.

Forward-looking statements are based on certain material factors and assumptions that were applied in drawing a conclusion or making a forecast or projection, such as the ability of the Offeror to complete the Offer and any Subsequent Acquisition Transaction. These forward-looking statements are made by the Offeror in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors the Offeror believes are appropriate in the circumstances. Although the Offeror believes that its plans, intentions and expectations reflected in these forward-looking statements are reasonable, actual results relating to, among other things, the Offer and any Subsequent Acquisition Transaction, could differ materially from those currently anticipated in such statements by reason of factors such as applicable U.S. regulatory requirements not being satisfied and the Offer not being extended to Shareholders in the United States; changes in general economic conditions; the level of acceptance of the Offer by Shareholders; the risk of new and changing regulation; risks involved in the completion and integration of the acquisition; expected benefits of the acquisition not being fully realized or realized within the expected time frame; costs or difficulties related to obtaining any approvals or unanticipated approvals for completing the acquisition; legislative or regulatory changes adversely affecting the businesses in which the companies are engaged; and changes in the securities or capital markets.

Forward-looking statements in the above-noted documents are based on management’s reasonable beliefs and opinions at the time the statements are made, and there should be no expectation that these forward-looking statements will be updated or supplemented as a result of changing circumstances or otherwise, and Vedanta and the Offeror disavow and disclaim any obligation to do so.

NOTICE OF EXTENSION

TO: HOLDERS OF COMMON SHARES OF STERLITE GOLD LTD.

This Notice amends and supplements the Offer to Purchase and Circular dated August 25, 2006 and the Letter of Transmittal and the Notice of Guaranteed Delivery which accompanied the Offer to Purchase and Circular, all as previously amended and supplemented by the Previous Notices of Extension.

1.  Variation and Extension of the Offer

By notice delivered to the Depositary and as set forth in this Notice, the Offeror has varied the Offer by extending the Expiry Time from 5:00 p.m. (Toronto time) on January 9, 2007 to 5:00 p.m. (Toronto time) on April 9, 2007 and to permit the Offeror to accelerate the Expiry Time. Any acceleration of the Expiry Time would constitute a variation in the terms of the Offer.

The definition of ‘‘Expiry Time’’ contained in the Offer is amended to read in full as follows:
‘‘ ‘‘Expiry Time’’ means 5:00 p.m. (Toronto time) on April 9, 2007, or such other date or dates and time or times as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer to Purchase, ‘‘Extension, Variation or Change in the Offer’’;’’

In addition, all references to 5:00 p.m. (Toronto time) on January 9, 2007 in the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, as amended by the Previous Notices of Extension, are further amended to refer to 5:00 p.m. (Toronto time) on April 9, 2007, respectively.

Furthermore, all references to the Expiry Time being ‘‘extended’’ or ‘‘further extended’’ in the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, as amended by the Previous Notices of Extension, are further amended to refer to the Expiry Time being ‘‘accelerated or extended’’ or ‘‘accelerated or further extended’’, respectively.

Finally, Section 2 of the Offer to Purchase, as amended by the Previous Notices of Extension, is amended to read in full as follows:

‘‘ The Offer is open for acceptance during the Offer Period, being such period commencing on the date hereof and ending at 5:00 p.m. (Toronto time) on April 9, 2007, or such other time or times and date or dates as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer to Purchase, ‘‘Extension, Variation or Change in the Offer’’, unless withdrawn by the Offeror.’’

The Offer has been varied in order to provide the Offeror with greater flexibility and to allow time for, among other things, remaining Shareholders to deposit Common Shares to the Offer, the completion of the review by the SEC of the materials filed with the SEC by the Offeror in connection with the proposal to extend the Offer to Shareholders in the United States and the satisfaction of applicable United States regulatory requirements in order to permit the Offeror to extend the Offer to Shareholders in the United States.

2.  Time for Acceptance

The Offer is open for acceptance until 5:00 p.m. (Toronto time) on April 9, 2007, or such other time or times and date or dates to which the Offer may be accelerated or further extended. See Section 2 of the Offer to Purchase, ‘‘Time for Acceptance’’.

3.  Manner of Acceptance

The procedure for accepting the Offer is described in Section 3 of the Offer to Purchase, ‘‘Manner of Acceptance’’.

4.  Conditions of the Offer

As of September 30, 2006, all of the conditions contained in Section 4 of the Offer to Purchase, ‘‘Conditions of the Offer’’ were satisfied or waived and the Offer is unconditional.

5.  Take Up of and Payment for Deposited Common Shares

The Offeror will take up and pay for Common Shares validly deposited under the Offer and not validly withdrawn as set forth in Section 6 of the Offer to Purchase, ‘‘Take Up of and Payment for Deposited Common Shares’’. Any Common Shares validly deposited under the Offer after September 30, 2006, the first date on which Common Shares were taken up by the Offeror, have been and will continue to be taken up and paid for not later than 10 days after such deposit.

6.  Withdrawal of Deposited Common Shares

Shareholders have the right to withdraw Common Shares validly deposited pursuant to the Offer under the circumstances and in the manner described in Section 7 of the Offer to Purchase, ‘‘Withdrawal of Deposited Common Shares’’.

7.  Amendments to the Original Offer

The Offer to Purchase and Circular, the Previous Notices of Extension, the Letter of Transmittal and the Notice of Guaranteed Delivery shall be read together with this Notice in order to give effect to the variations in the terms of the Offer and the changes in information to the Offer to Purchase and Circular set forth in this Notice.

8.  Recent Developments

On September 30, 2006, the Offeror extended the expiry time of the Offer to 5:00 p.m. (Toronto time) on October 31, 2006, and on October 31, 2006, the Offeror again extended the expiry time of the Offer to 5:00 p.m. (Toronto time) on November 30, 2006 and on November 30, 2006, the Offeror further extended the expiry time of the Offer to 5:00 p.m. (Toronto time) on January 9, 2007, in each case to allow time for, among other things, remaining Shareholders to deposit Common Shares to the Offer and the satisfaction of certain applicable United States regulatory requirements in order to permit the Offer to be extended to Shareholders in the United States.

On October 2, 2006, the Offeror announced that, among other things, all of the conditions set out in Section 4 of the Offer to Purchase, ‘‘Conditions of the Offer’’ had been satisfied or waived and that it had taken up all Common Shares then validly deposited under the Offer.

As of January 9, 2007, the Offeror had taken up 76,096,734 Common Shares validly deposited to the Offer and not validly withdrawn (representing approximately 28.7% of the issued and outstanding Common Shares on a fully-diluted basis), of which 590,607 Common Shares had been taken up since November 30, 2006, the date of the most recent extension of the expiry time of the Offer prior to this Notice. Taking into account the Common Shares already owned by the Offeror and its affiliates at the date of the Original Offer, as of January 9, 2007, the Offeror held approximately 83.7% of the issued and outstanding Common Shares on a fully-diluted basis.

On December 4, 2006, the SEC informed the Offeror that it would be reviewing the materials filed with the SEC by the Offeror in connection with the proposal to extend the Offer to Shareholders in the United States.

9.  Shareholders’ Statutory Rights

Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights that they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

10.  Directors’ Approval

The contents of this Notice have been approved and the sending, communication or delivery thereof to the Shareholders has been authorized by the board of directors of each of the Offeror and Vedanta.

Approval and Certificate of Twin Star International Limited

The contents of this Notice, together with the Offer to Purchase and Circular, have been approved, and the sending, communication or delivery thereof to the shareholders of Sterlite Gold Ltd. has been authorized by the board of directors of Twin Star International Limited. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer.

DATED: January 10, 2007

(signed) H.N. MASKARA Director	(signed) AJAY PALIWAL Director

Approval and Certificate of Vedanta Resources plc

The contents of this Notice, together with the Offer to Purchase and Circular, have been approved, and the sending, communication or delivery thereof to the shareholders of Sterlite Gold Ltd. has been authorized by the board of directors of Vedanta Resources plc. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer.

DATED: January 10, 2007

(signed) KULDIP KAURA Chief Executive Officer	(signed) D.D. JALAN Chief Financial Officer

On behalf of the board of directors

(signed) NARESH CHANDRA Director	(signed) EUAN MACDONALD Director

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The Depositary for the Offer is:
CIBC Mellon Trust Company

By Mail

CIBC Mellon Trust Company
P.O. Box 1036
Adelaide Street Postal Station
Toronto, Ontario
M5C 2K4

By Registered Mail, Hand or Courier

CIBC Mellon Trust Company
199 Bay Street
Commerce Court West
Securities Level
Toronto, Ontario
M5L 1G9

Toll-free: 1-800-387-0825
Phone: (416) 643-5500
E-Mail: inquiries@cibcmellon.com

Any questions and requests for assistance may be directed by Shareholders to the Depositary at its telephone numbers and locations set out above. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. Additional copies of this Notice, the Previous Notices of Extension, the Offer to Purchase and Circular, the Letter of Transmittal or the Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary.